EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Membership Collective Group Inc. dated as of February 14, 2022 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2022

Nick Jones
/s/ Nick Jones

Richard Allan Caring
/s/ Richard Allan Caring

Ronald Wayne Burkle
/s/ Ronald Wayne Burkle

Yucaipa American Alliance (Parallel) Fund II, L.P.
Yucaipa American Alliance Fund II, L.P.
Yucaipa American Alliance Fund III, L.P.
Yucaipa Soho Works, Inc.
Global Joint Venture Investment Partners LP
OA3, LLC

By: /s/ Ronald Wayne Burkle
Name: Ronald Wayne Burkle
Title: Controlling Partner